UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2017

NTN BUZZTIME, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2231 Rutherford Rd. Suite 200
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 438-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 28, 2017, we entered into a third amendment to the loan and security agreement that we entered into with East West Bank (EWB) on April 14, 2015. The following is a summary of the amendments to the loan and security agreement effected by the third amendment:

●	The date on which the $2.0 million sublimit becomes $0 was extended from March 31, 2017 to June 15, 2017. As was the case prior to the third amendment, if the aggregate amount of advances as of June 15, 2017 exceeds the lesser of the revolving line or the amount equal to our borrowing base, then we must pay EWB the amount of such excess.

●	The minimum adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, targets for each of our 2017 fiscal quarters were established. The way adjusted EBITDA is calculated was not changed.

●	Compliance with the churn rate target is now measured only on trailing three-month basis; previously it was also measured monthly.

●	The amount we must maintain on deposit with EWB (which amount is equal to 100% of the aggregate outstanding principal amount of advances) is now measured only at June 15, 2017, or if earlier, at such time that the $2.0 million sublimit has been paid off. Previously, compliance was going to be measured on March 31, 2017 and thereafter we were going to be required to maintain an amount determined by EWB based on our 2017 financial projections.

●	The interest rates on amounts advanced was increased by 0.50%, such that under the third amendment, advances bear interest, at our option, at the rate of either of the following: (A) for amounts advanced as a prime rate loan, a variable rate per annum equal to the prime rate as set forth in The Wall Street Journal plus 3.25% (was previously 2.75%), and (B) for amounts advanced as a LIBOR loan, at a fixed rate per annum equal to the LIBOR rate for the interest period for the advance plus 6.00% (was previously 5.50%). After the earlier of June 15, 2017 (was previously March 31, 2017) or such time we pay off in full in cash the $2.0 million sublimit, the additional margins decrease to 1.75% for prime rate loans (was previously 1.25%) and to 4.50% for LIBOR loans (was previously 4.00%).

The foregoing summary description of the third amendment does not purport to be complete and is qualified in its entirety by reference to the third amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 8.01 Other Events

Investors, our customers, the media, business partners and others should note that we currently announce material information to the public using SEC filings, press releases, public conference calls and webcasts. We use these channels as well as social media to announce information about our company, key personnel, new products and services, trends, new marketing campaigns, corporate initiatives and other issues.

In light of SEC guidance regarding the use of social media channels to announce material information to investors, we are notifying investors, our customers, the media, business partners and others that, in the future, we might choose to communicate certain information via social media channels, and it is possible that the information we post on social media channels could be deemed to be material information. Therefore, we encourage investors, our customers, the media, business partners and others interested in our company to review the information we post on the U.S. social media channels listed below:

●	Buzztime Websites (https://www.buzztime.com and https://www.buzztime.com/business)

●	Buzztime Facebook Page (https://www.facebook.com/buzztime)

●	Buzztime Twitter Feeds (https://twitter.com/buzztime and https://twitter.com/BuzztimeBiz)

●	LinkedIn: (https://www.linkedin.com/company-beta/16184)

Any updates to the list of social media channels we will use to communicate material information will be posted on the Investor Relations page of our website at www.buzztime.com/business/investor-relations.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Third Amendment to the Loan and Security Agreement by and between East West Bank and NTN Buzztime, Inc. dated February 28, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

	BY:	/s/ Allen Wolff
Allen Wolff
Chief Financial Officer

Date: March 3, 2017